Exhibit 99.1

VOXX International Corporation Reports its Fiscal 2024 Second Quarter Financial Results

ORLANDO, FL.— October 10, 2023 — VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, today announced its financial results for its Fiscal 2024 second quarter ended August 31, 2023.

Commenting on the Company’s results and business outlook, Pat Lavelle, Chief Executive Officer stated, “We saw modest improvements in our business sequentially and expect to generate year-over-year growth and profitability in the second half of our Fiscal year. The extent of our growth will be very much dependent on the state of the car markets, especially now with the UAW strike, as well as consumer spending during the upcoming holiday selling season. To combat market softness, we took significant steps during the quarter to restructure our business and have reduced our operating expenses significantly. We expect restructuring and realignment initiatives to also generate higher gross margins in the second half, with more improvements planned as we move into next year. New products and programs across each of our business segments are driving our optimism, though we remain very conservative in our outlook given the state of the global economies.”

Fiscal 2024 and Fiscal 2023 Second Quarter Comparisons

Net sales in the Fiscal 2024 second quarter ended August 31, 2023, were $113.6 million as compared to $125.7 million in the Fiscal 2023 second quarter ended August 31, 2022, a decrease of $12.1 million or 9.6%. On a sequential basis as compared to the Fiscal 2024 first quarter, net sales increased by $1.7 million or 1.5%.

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Automotive Electronics segment net sales in the Fiscal 2024 second quarter were $35.4 million as compared to $37.2 million in the comparable year-ago period, a decrease of $1.8 million or 4.8%. For the same comparable periods, OEM product sales were $16.3 million as compared to $15.2 million and aftermarket product sales were $19.2 million as compared to $22.0 million. Higher OEM product sales were driven by the fulfillment of backorders as materials became available, offset by lower sales of aftermarket products, primarily in the security and rear-seat entertainment categories.

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Consumer Electronics segment net sales in the Fiscal 2024 second quarter were $78.0 million as compared to $88.0 million in the comparable year-ago period, a decrease of $10.0 million or 11.3%. For the same comparable periods, Premium Audio product sales were $53.2 million as comparted to $69.2 million and other consumer electronics (“CE”) product sales were $24.8 million as compared to $18.8 million. The decline in Premium Audio product sales was primarily related to ongoing softness in the economy and a decrease in consumer spending, as well as higher sales in the prior year period related to new product launches. The increase in other CE product sales was primarily driven by higher European accessory sales related to the Company’s new balcony solar power products.

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Biometrics segment net sales in the Fiscal 2024 second quarter were $0.2 million as compared to $0.3 million in the comparable year-ago period, with the decline primarily related to lower licenses for the comparable periods and ongoing product shortages.

The gross margin in the Fiscal 2024 second quarter was 25.2% as compared to 23.3% in the Fiscal 2023 second quarter, an increase of 190 basis points. Gross margin improved 60 basis points on a sequential basis when compared to the Fiscal 2024 first quarter. For the same comparable year-ago periods, the Company reported:

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Automotive Electronics segment gross margin of 24.3% as compared to 24.5%. The modest decline in gross margin was primarily related to lower sales of higher margin products and product mix, partially offset by the positive impact of transitioning certain manufacturing to Mexico during the second half of Fiscal 2023. The Company is beginning to realize improve margins on the sale of these products as a result of the cost savings generated from the manufacturing transition.

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Consumer Electronics segment gross margin of 25.5% as compared to 22.6%. The year-over-year improvement of 290 basis points was primarily driven by higher sales of new accessory products and improved pricing from vendors, as well as a more favorable product mix.

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Biometrics segment gross margin of 27.3% as compared to 40.1% in the comparable year-ago period.

Total operating expenses in the Fiscal 2024 second quarter were $37.1 million as compared to $39.2 million in the comparable Fiscal 2023 period, an improvement of $2.1 million or 5.3%. Excluding restructuring expenses, total operating expenses for the comparable Fiscal 2024 and Fiscal 2023 second quarters declined by $3.9 million or 9.9%. For the same comparable periods:

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Selling expenses of $10.0 million declined by $1.8 million or 15.5%, driven by lower commissions, employee salaries, related benefits and payroll taxes, and advertising and website expenses, as well as due to Employee Retention Credits received during the quarter, which have offset the Company’s payroll tax expenses. This was offset by an increase in advertising expenses related to the Company’s new hearing aid products launched in Fiscal 2024.

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General and administrative expenses of $17.3 million declined by $1.6 million or 8.5% primarily due to lower legal and professional fees and a decrease in depreciation and amortization expense. This was partially offset by a modest increase in travel expense.

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Engineering and technical support expenses of $7.9 million declined by $0.4 million or 5.2%, primarily due to lower research and development expenses and cost cutting measures undertaken by the Company.
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Restructuring expenses increased by $1.8 million as the Company initiated actions to lower its headcount given market conditions, and incurred costs associated with its relocation of certain OEM production operations to Mexico.

The Company reported an operating loss in the Fiscal 2024 second quarter of $8.5 million as compared to an operating loss of $10.0 million in the comparable Fiscal 2023 second quarter. The Company reported an operating loss of $11.4 million in its Fiscal 2024 first quarter, representing a sequential improvement of $2.9 million.

Total other expense, net, in the Fiscal 2024 second quarter was $2.9 million as compared to total other expense, net, of $1.7 million in the comparable Fiscal 2023 second quarter. Interest and bank charges increased by $0.7 million and the final arbitration award associated with the Seaguard arbitration increased by $0.7 million. Equity in income of equity investee declined by $0.5 million and other, net improved by approximately $0.6 million, primarily as a result of changes in foreign currency.

Net loss attributable to VOXX International Corporation in the Fiscal 2024 second quarter was $11.1 million as compared to a net loss attributable to VOXX International Corporation of $10.2 million in the comparable Fiscal 2023 period. The Company reported a basic and diluted loss per share attributable to VOXX International

Corporation of $0.47 in the Fiscal 2024 second quarter as compared to a basic and diluted loss per common share attributable to VOXX International Corporation of $0.42, in the comparable Fiscal 2023 period.

The Company reported an Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) loss in the Fiscal 2024 second quarter of $5.4 million as compared to an EBITDA loss in the comparable Fiscal 2023 second quarter of $6.8 million. Adjusted EBITDA in the Fiscal 2024 second quarter was essentially flat as compared to an Adjusted EBITDA loss in the comparable Fiscal 2023 second quarter of $3.3 million. EBITDA and Adjusted EBITDA improved on a sequential basis when compared to the Fiscal 2024 first quarter by $2.2 million and $4.9 million, respectively.

Fiscal 2024 and Fiscal 2023 Six-Month Comparisons

Net sales in the Fiscal 2024 six-month period ended August 31, 2023, were $225.6 million as compared to $254.4 million in the Fiscal 2023 six-month period ended August 31, 2022, a decrease of $28.9 million or 11.3%.

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Automotive Electronics segment net sales in the Fiscal 2024 six-month period were $73.8 million as compared to $76.8 million in the comparable year-ago period, a decrease of $3.0 million or 3.9%. For the same comparable periods, OEM product sales were $36.5 million as compared to $32.0 million and aftermarket product sales were $37.3 million as compared to $44.8 million. The increase in OEM product sales was driven by higher vehicle volumes under existing programs with Ford and Nissan. Lower aftermarket product sales were primarily driven by lower volumes in the security and rear-seat entertainment categories, offset by an increase in sales of satellite radio products.

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Consumer Electronics segment net sales in the Fiscal 2024 six-month period were $151.4 million as compared to $177.0 million in the comparable year-ago period, a decrease of $25.6 million or 14.5%. For the same comparable periods, Premium Audio product sales were $100.8 million as compared to $139.1 million and other consumer electronics product sales were $50.6 million as compared to $37.8 million. The decline in Premium Audio product sales was primarily related to ongoing softness in the economy and a decrease in consumer spending, as well as higher sales in the prior year period related to new product launches. The increase in other CE product sales was primarily due to higher European accessory sales of the Company’s new balcony solar power products, partially offset by declines in other categories.

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Biometrics segment net sales in the Fiscal 2024 six-month period were $0.3 million as compared to $0.4 million in the comparable year-ago period, with the decline primarily related to lower licenses for the comparable periods and due to product shortages.

The gross margin in the Fiscal 2024 six-month period was 24.9% as compared to 24.6% in the Fiscal 2023 six-month period, an increase of 30 basis points. For the same comparable periods, the Company reported:

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Automotive Electronics segment gross margin of 22.6% as compared to 23.3%. The 70 basis point decline in gross margin was primarily related to product mix and lower margins in the security and rear-seat entertainment categories, partially offset by the positive impact from transitioning certain manufacturing to Mexico.

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Consumer Electronics segment gross margin of 25.5% as compared to 25.0%. The year-over-year improvement of 50 basis points was primarily driven by higher sales of new accessory products, particularly the Company’s new balcony solar power products and higher sales of wireless speakers. While sales of Premium Audio products declined, the Company did benefit from improved pricing from vendors, a more favorable product mix and fewer close-out promotions compared to the prior year.

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Biometrics segment gross margin of 34.0% as compared to 36.3% in the comparable year-ago period.

Total operating expenses in the Fiscal 2024 six-month period were $76.1 million as compared to $79.2 million in the comparable Fiscal 2023 period, an improvement of $3.0 million or 3.8%. Excluding restructuring expenses and acquisition costs, total operating expenses for the comparable Fiscal 2024 and Fiscal 2023 six month periods declined by $4.7 million or 6.0%. For the same comparable periods:

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Selling expenses of $21.2 million declined by $3.0 million or 12.3%, driven by lower commissions, employee salaries and related benefits and payroll taxes associated, as well as due to Employee Retention Credits which have offset payroll tax expenses. There were other declines in selling expenses related to ongoing cost saving measures.

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General and administrative expenses of $36.7 million decreased by $1.3 million or 3.4% primarily due to lower legal and professional fees, decrease in depreciation and amortization expense, and due to lower licensing expense, among other factors, partially offset by an increase in travel expense.

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Engineering and technical support expenses of $16.2 million declined by $0.5 million or 2.9%, primarily due to lower research and development expenses and ongoing cost cutting measures.

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Acquisition costs of $0.1 million were incurred in the Fiscal 2023 six-month period associated with the acquisition of certain assets of Onkyo Home Entertainment Corporation which was completed in September 2021. There were no related costs incurred in the comparable Fiscal 2024 period.
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Restructuring expenses of $2.1 million increased by $1.8 million as the Company initiated actions to lower its headcount and other expenses during the Fiscal 2024 six-month period. Restructuring expenses in the Fiscal 2023 six-month period related to certain OEM production operations transitioned to Mexico.

The Company reported an operating loss in the Fiscal 2024 six-month period of $19.9 million as compared to an operating loss of $16.7 million in the comparable Fiscal 2023 period.

Total other expense, net, in the Fiscal 2024 six-month period was $4.5 million as compared to total other expense, net, of $3.9 million in the comparable Fiscal 2023 period. Interest and bank charges increased by $1.5 million and the final arbitration award associated with the Seaguard arbitration increased by $0.6 million. Equity in income of equity investee declined by $0.5 million and other, net improved by $2.0 million, primarily as a result of changes in foreign currency.

Net loss attributable to VOXX International Corporation in the Fiscal 2024 six-month period was $21.8 million as compared to a net loss attributable to VOXX International Corporation of $16.7 million in the comparable Fiscal 2023 period. The Company reported a basic and diluted loss per share attributable to VOXX International Corporation of $0.92 in the Fiscal 2024 six-month period as compared to a basic and diluted loss per common share attributable to VOXX International Corporation of $0.69, in the comparable Fiscal 2023 period.

The Company reported an EBITDA loss in the Fiscal 2024 six-month period of $13.0 million as compared to an EBITDA loss in the comparable Fiscal 2023 period of $11.0 million. The Company reported an Adjusted EBITDA loss in the Fiscal 2024 six-month period of $5.0 million as compared to an Adjusted EBITDA loss in the comparable Fiscal 2023 period of $3.4 million.

Balance Sheet Update

As of August 31, 2023, the Company had cash and cash equivalents of $5.9 million as compared to $6.1 million as of February 28, 2023. Total debt as of August 31, 2023 was $42.8 million as compared to $39.2 million as of February 28, 2023. The increase in total debt is primarily related to a $4.1 million increase in outstanding debt on the Company’s Domestic Credit Facility as a result of higher borrowings during the current period, partially offset by a $0.3 million decline associated with the Company’s Florida mortgage and a $0.2 million decline in the shareholder loan payable to Sharp Corporation. Total long-term debt, net of debt issuance costs as of August 31, 2023 was $41.2 million as compared to $37.5 million as of February 28, 2023.

Gentex Strategic Investment

On October 5, 2023, Avalon Park International LLC and Avalon Park Group Holding AG, as Sellers, and Gentex Corporation, as the Purchaser, entered into a Stock Purchase Agreement whereby Mr. Beat Kahli has agreed to sell 50% of APG’s total holdings in VOXX International Corporation in two separate tranches. The first tranche of 1.57 million shares closed on Friday, October 6, 2023 at $10 per share, representing a 32.5% premium to the Company’s current share price as of market close on October 5, 2023. The second tranche of 1.57 million shares is scheduled to close on January 5, 2024 and the stock price will be based on a formula in the Stock Purchase Agreement at (a) a 25% premium if the volume weighted average price (VWAP) for the 20 days prior to the closing is between $7 and $8; or (b) if the 20 day VWAP is at least $8.00 but less than $10, the purchase price will be $10 per share; or (c) if the 20 day VWAP is greater than $10, the purchase price will be the market price.

As noted in its Form 4 filing with the Securities and Exchange Commission on August 21, 2023, Gentex Corporation previously owned 173,808 shares of VOXX International’s Class A Common Stock. With this most recent transaction and the one planned for January 2024, Gentex will own approximately 15.1% of the Company’s total Class A Common Stock Outstanding, becoming one of the Company’s largest shareholders, along with the Company’s Founder and Chairman, John Shalam and the two Avalon Park entities.

Conference Call Information

The Company will be hosting its conference call and webcast on Wednesday, October 11, 2023 at 10:00 a.m. ET.

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To attend the webcast: https://edge.media-server.com/mmc/p/f9dj99wo

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To access by phone: https://register.vevent.com/register/BI400776cdea464c6683bf085681b78fa3

Participants are requested to register a day in advance or at a minimum 15 minutes before the start of the call. Those wishing to ask questions following management’s remarks should use the dial-in numbers provided.

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A replay of the webcast will be available approximately two hours after the call and archived under “Events and Presentations” in the Investor Relations section of the Company’s website at https://investors.voxxintl.com/events-and-presentations

Non-GAAP Measures
EBITDA and Adjusted EBITDA are not financial measures recognized by GAAP. EBITDA represents net loss attributable to VOXX International Corporation and Subsidiaries, computed in accordance with GAAP, before interest expense and bank charges, taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense, gains on the sale of certain assets, foreign currency (gains) losses, restructuring expenses, acquisition costs, certain non-routine legal fees, and awards. Depreciation, amortization, stock-based compensation, and foreign currency (gains) losses are non-cash items.

We present EBITDA and Adjusted EBITDA in this press release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA helps us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of certain costs or gains relating to certain events allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA and Adjusted EBITDA should not be assessed in isolation from, are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a leader in Automotive Electronics and Consumer Electronics, with emerging Biometrics technology to capitalize on the increased need for advanced security. Over the past several decades, with a portfolio of approximately 35 trusted brands, VOXX has built market-leading positions in in-vehicle entertainment, automotive security, reception products, a number of premium audio market segments, and more. VOXX is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world's leading automotive manufacturers. For additional information, please visit our website at www.voxxintl.com

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to the risk factors described in the “Risk Factors” section of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2023, and other filings made by the Company from time to time with the SEC, as such descriptions may be updated or amended in any future reports we file with the SEC. The factors described in such SEC filings include, without limitation: impacts related to the COVID-19 pandemic, global supply shortages and logistics costs and delays; global economic trends; cybersecurity risks; risks that may result from changes in the Company's business operations; operational execution by our businesses; changes in law, regulation or policy that may affect our businesses; our ability to increase margins through implementation of operational improvements, restructuring and other cost reduction methods; our ability to keep pace with technological advances; significant competition in the automotive electronics, consumer electronics and biometrics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the War in the Ukraine and any worsening of the global business and economic environment as a result.

Investor Relations Contact:

Glenn Wiener, GW Communications (for VOXX)

Email: gwiener@GWCco.com

Tables to Follow

VOXX International Corporation and Subsidiaries Consolidated Balance Sheets

(In thousands, except share and per share data)

	August 31, 2023	February 28, 2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,934	$6,134
Accounts receivable, net of allowances of $2,005 and $2,515 at August 31, 2023 and February 28, 2023, respectively	62,184	82,753
Inventory	174,195	175,129
Receivables from vendors	338	112
Due from GalvanEyes LLC	2,500	—
Prepaid expenses and other current assets	19,816	19,817
Income tax receivable	1,079	1,076
Total current assets	266,046	285,021
Investment securities	934	1,053
Equity investment	21,663	22,018
Property, plant and equipment, net	45,931	47,044
Operating lease, right of use assets	3,397	3,632
Goodwill	64,297	65,308
Intangible assets, net	86,473	90,437
Deferred income tax assets	1,209	1,218
Other assets	3,067	3,720
Total assets	$493,017	$519,451
Liabilities, Redeemable Equity, Redeemable Non-Controlling Interest, and Stockholders' Equity
Current liabilities:
Accounts payable	$36,786	$35,099
Accrued expenses and other current liabilities	40,036	41,856
Income taxes payable	1,593	2,276
Accrued sales incentives	18,598	21,778
Contingent consideration, current	4,500	4,500
Final arbitration award payable	45,987	43,388
Contract liabilities, current	3,520	3,990
Current portion of long-term debt	500	500
Total current liabilities	151,520	153,387
Long-term debt, net of debt issuance costs	41,213	37,513
Finance lease liabilities, less current portion	366	63
Operating lease liabilities, less current portion	2,390	2,509
Deferred compensation	934	1,053
Deferred income tax liabilities	4,599	4,855
Other tax liabilities	875	966
Prepaid ownership interest in EyeLock LLC due to GalvanEyes LLC	9,817	7,317
Other long-term liabilities	2,146	2,947
Total liabilities	213,860	210,610
Commitments and contingencies (Note 23)
Redeemable equity (Note 8)	4,064	4,018
Redeemable non-controlling interest (Note 2)	(2,093)	232
Stockholders' equity:
Preferred stock:
No shares issued or outstanding (Note 19)	—	—
Common stock:
Class A, $.01 par value, 60,000,000 shares authorized, 24,553,184 and 24,538,184 shares issued and 20,543,609 and 21,167,527 shares outstanding at August 31, 2023 and February 28, 2023, respectively	246	246
Class B Convertible, $.01 par value, 10,000,000 shares authorized, 2,260,954 shares issued and outstanding at both August 31, 2023 and February 28, 2023	22	22
Paid-in capital	297,043	296,577
Retained earnings	77,320	97,997
Accumulated other comprehensive loss	(17,654)	(18,680)
Less: Treasury stock, at cost, 4,009,575 and 3,370,657 shares of Class A Common Stock at August 31, 2023 and February 28, 2023, respectively	(37,257)	(30,285)
Less: Redeemable equity	(4,064)	(4,018)
Total VOXX International Corporation stockholders' equity	315,656	341,859
Non-controlling interest	(38,470)	(37,268)
Total stockholders' equity	277,186	304,591
Total liabilities, redeemable equity, redeemable non-controlling interest, and stockholders' equity	$493,017	$519,451

VOXX International Corporation and Subsidiaries

Unaudited Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

	Three months ended August 31,		Six months ended August 31,
	2023	2022	2023	2022
Net sales	$113,642	$125,705	$225,568	$254,437
Cost of sales	85,017	96,448	169,363	191,941
Gross profit	28,625	29,257	56,205	62,496
Operating expenses:
Selling	10,021	11,865	21,187	24,150
General and administrative	17,250	18,853	36,677	37,983
Engineering and technical support	7,857	8,284	16,194	16,673
Acquisition costs	—	—	—	136
Restructuring expenses	2,008	229	2,067	229
Total operating expenses	37,136	39,231	76,125	79,171
Operating loss	(8,511)	(9,974)	(19,920)	(16,675)
Other (expense) income:
Interest and bank charges	(1,573)	(911)	(3,119)	(1,641)
Equity in income of equity investee	1,241	1,763	2,857	3,351
Final arbitration award	(1,612)	(986)	(2,598)	(1,972)
Other, net	(952)	(1,519)	(1,653)	(3,629)
Total other expense, net	(2,896)	(1,653)	(4,513)	(3,891)
Loss before income taxes	(11,407)	(11,627)	(24,433)	(20,566)
Income tax expense (benefit)	1,170	(708)	(151)	(1,800)
Net loss	(12,577)	(10,919)	(24,282)	(18,766)
Less: net loss attributable to non-controlling interest	(1,513)	(703)	(2,480)	(2,023)
Net loss attributable to VOXX International Corporation and Subsidiaries	$(11,064)	$(10,216)	$(21,802)	$(16,743)
Other comprehensive income (loss):
Foreign currency translation adjustments	821	(2,128)	1,059	(3,622)
Derivatives designated for hedging	33	99	(27)	186
Pension plan adjustments	(5)	40	(6)	72
Other comprehensive income (loss), net of tax	849	(1,989)	1,026	(3,364)
Comprehensive loss attributable to VOXX International Corporation and Subsidiaries	$(10,215)	$(12,205)	$(20,776)	$(20,107)
Loss per share - basic: Attributable to VOXX International Corporation and Subsidiaries	$(0.47)	$(0.42)	$(0.92)	$(0.69)
Loss per share - diluted: Attributable to VOXX International Corporation and Subsidiaries	$(0.47)	$(0.42)	$(0.92)	$(0.69)
Weighted-average common shares outstanding (basic)	23,462,575	24,423,577	23,629,147	24,418,020
Weighted-average common shares outstanding (diluted)	23,462,575	24,423,577	23,629,147	24,418,020

Reconciliation of GAAP Net Loss Attributable to VOXX International Corporation

to EBITDA and Adjusted EBITDA

	Three months ended August 31,		Six months ended August 31,
	2023	2022	2023	2022
Net loss attributable to VOXX International Corporation and Subsidiaries	$(11,064)	$(10,216)	$(21,802)	$(16,743)
Adjustments:
Interest expense and bank charges (1)	1,371	710	2,717	1,237
Depreciation and amortization (1)	3,094	3,449	6,195	6,353
Income tax expense (benefit)	1,170	(708)	(151)	(1,800)
EBITDA	(5,429)	(6,765)	(13,041)	(10,953)
Stock-based compensation	208	136	466	262
Gain on sale of tradename	—	—	(450)	—
Foreign currency (gains) losses (1)	1,214	1,728	2,176	4,090
Restructuring expenses	2,008	229	2,067	229
Acquisition costs	—	—	—	136
Non-routine legal fees	378	350	1,231	858
Final arbitration award	1,612	986	2,598	1,972
Adjusted EBITDA	$(9)	$(3,336)	$(4,953)	$(3,406)

(1)
For purposes of calculating Adjusted EBITDA for the Company, interest expense and bank charges, depreciation and amortization, as well as foreign currency losses and (gains) have been adjusted in order to exclude the non-controlling interest portion of these expenses attributable to EyeLock LLC and Onkyo Technology KK.